     As filed with the Securities and Exchange Commission on July 18, 2002

                                                         Registration No._______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                               __________________

                                NEOGENOMICS, INC.
                (f/k/a American Communications Enterprises, Inc.)
             (Exact Name of Registrant as Specified in its Charter)

            Nevada                                       74-2897368
(State or Other Jurisdiction                          (I.R.S. Employer
of Incorporation or Organization)                     Identification No.)
                               __________________

                        1726 Medical Boulevard, Suite 201
                              Naples, Florida 34108
          (Address of Principal Executive Offices, including Zip Code)

                      Employment and Consulting Agreements
                            (Full title of the plans)

                              Michael T. Dent, M.D.
                        1726 Medical Boulevard, Suite 201
                              Naples, Florida 34108
                                 (941) 923-1949
                      (Name, Address, and Telephone Number,
                   including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

Title of Securities         Amount to be     Proposed     Proposed       Amount of
to be Registered             Registered       Maximum      Maximum    Registration Fee
                                             Offering     Aggregate
                                             Price per  Offering Price
                                               Share

Common Stock, par value  24,449,200 Shares     $ .01 (1)    $244,492       $22.49
$.01 per share

(1)     Pursuant to Rule 457(h), the maximum offering price per share and the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee is based upon the average of the bid and asked price of the Registrant's Common Stock as of July 19,
        2002 (i.e., 24,449,200 shares valued at $.01 per share).

                                       1

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with
Rule 428(b)(1) under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Certain Documents by Reference

        NeoGenomics, Inc. (the "Company") hereby incorporates by reference in this
Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission"):

        (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (filed May 21, 2002).

        (2) The Company's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2002 (filed May 23, 2002).

        (3) All other reports filed pursuant to Section 13(a) or 15(d) of the
            Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's annual report referenced in (1) above.

        All documents subsequently filed by the Company pursuant to Section 13(a),
13(c), 14, and 15(d) of the Exchange Act after the date of this Registration
Statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this
Registration Statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

528088.2                              2

Item 4: Description of Securities

        The Company is authorized to issue 500,000,000 shares of common stock, no par value per share.

        The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect all of the directors if they choose to do so.
The Company's common stock does not have preemptive rights, meaning that the common shareholders' ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued, and the existing shareholders are not granted the right to maintain their ownership interest in the Company. Upon any liquidation, dissolution or winding-up, the Company's assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock.
The holders of the common stock do not have preemptive or conversion rights to subscribe for any other securities and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

        To date, the Company has not paid any cash dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition, and other relevant factors. The Board of
Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in business operations.

Item 5: Interests of Named Experts and Counsel

        Not applicable.

Item 6: Indemnification of Directors and Officers

        The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud, or a knowing violation of the law.

        Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the
Company, and, with respect to any criminal action or proceeding, had no cause to

528088.2                               3

believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement.

Item 7: Exemption from Registration Claimed

         Not applicable.

Item 8: Exhibits

5.1     Opinion re of Shutts & Bowen LLP
23.1    Consent of Kingerly, Crouse & Hohl, P.A.
23.2    Consent of Shutts & Bowen LLP (included in Exhibit 5.1 hereto)

Item 9. Undertakings

        (a) The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,
                     individually or in the aggregate, represent a fundamental
                     change in the information set forth in the Registration
                     Statement; and

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in the
                     Registration Statement or any material change to such
                     information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934 that are incorporated by reference in the
Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

528088.2                             4

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the
Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

528088.2                             5

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on the 12th day of July,
2002.

                                                   NEOGENOMICS, INC.

                                                   By:/s/ Michael T. Dent, M.D.
                                                      Michael T. Dent, M.D.
                                                      President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                         Title                           Date

  /s/ Michael T. Dent, M.D.   Director, President and           July 12, 2002
  Michael T. Dent, M.D.       Chief Executive Officer

  /s/ Carl L. Smith           Director                          July 12, 2002
  Carl L. Smith

  /s/ Kevin J. Lindheim       Director                          July 12, 2002
  Kevin J. Lindheim

  /s/ Matthew A. Veal         Chief Financial                   July 12, 2002
  Matthew A. Veal             and Accounting Officer

528088.2                               6